EXHIBIT 99.1

Frequency Electronics, Inc. Announces First Quarter Fiscal Year 2014 Results

MITCHEL FIELD, N.Y., Sept. 12, 2013 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the first quarter of fiscal 2014, which ended July 31, 2013, of $16.8 million, compared to $16.7 million recorded in the same quarter of fiscal 2013. The Company recorded operating profit of $963,000 for the quarter ended July 31, 2013, compared to $1.1 million in the first quarter of fiscal 2013. Net income for the first quarter of fiscal 2014 was $676,000 or $0.08 per diluted share compared to $768,000 or $0.09 per diluted share for the first quarter of the prior year.

Commenting on the Company's performance and business outlook, Chairman of the Board General Joseph Franklin said: "During the first quarter our space business continued to prosper with revenues more than 15% above the levels of last year's first quarter. Satellite payloads accounted for over 55% of consolidated revenues. Bookings were excellent with funded backlog rising. We look forward to new orders, especially with respect to new commercial satellites using our previously developed legacy products that are currently operating successfully in orbit. During the first quarter we accelerated our R&D spending on the new product line of Ku and Ka band receivers and converters which we expect to have available for qualification by the end of this calendar year. With this new family of products we anticipate large additional opportunities because, for the next 10 years and more, space will be the area of greatest expansion in communication bandwidth."

Selected Fiscal 2014 Financial Metrics and Other Items

  Orders representing contracts with a total value of approximately $30 million were booked during the first quarter.
  The majority of orders in the first quarter were for commercial satellite payloads, resulting in the proportion of U.S. Government and commercial satellite programs in our current backlog being approximately equal. Satellite payloads continue to represent over three-fourths of our backlog.
  Total sales for U.S. Government/DOD end-use maintained a level over 60% of consolidated revenues.
  During the quarter billed receivables increased over 50% from year-end as the Company met contractual and production milestones. This will generate substantial positive cash flow in the subsequent fiscal quarter.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, September 12, 2013, at 12:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through October 12, 2013. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Conference ID #: 100288.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications.  Frequency's products are used in satellite payloads and in other commercial, government and military systems including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks.  Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 46 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products.  Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components.  Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Quarter Ended
	July 31,
	2013	2012
	(unaudited)
	(in thousands except per share data)

Net Revenues	$16,827	$16,685
Cost of Revenues	10,561	10,704
Gross Margin	6,266	5,981
Selling and Administrative	3,560	3,485
Research and Development	1,743	1,415
Operating Profit	963	1,081
Interest and Other, Net	93	117
Income before Income Taxes	1,056	1,198
Income Tax Provision	380	430
Net Income	$676	$768

Net Income per Share:
Basic	$0.08	$0.09
Diluted	$0.08	$0.09
Average Shares Outstanding
Basic	8,489,901	8,378,247
Diluted	8,726,323	8,544,052

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	July 31,	April 30,
	2013	2013
	(in thousands)
ASSETS
Cash & Marketable Securities	$20,972	$21,730
Accounts Receivable	12,616	7,781
Costs and Estimated Earnings in Excess of Billings, net	6,263	8,617
Inventories	39,221	37,521
Other Current Assets	4,983	5,367
Property, Plant & Equipment	9,242	8,316
Other Assets	19,686	19,577
	$112,983	$108,909

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$9,385	$9,327
Long-term debt	9,200	6,000
Other Long-term Obligations	11,193	11,130
Stockholders' Equity	83,205	82,452
	$112,983	$108,909
CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com